EXHIBIT NO. 99.(a) 15

MFS SERIES TRUST XII

CERTIFICATION OF AMENDMENT

TO DECLARATION OF TRUST

ESTABLISHMENT AND DESIGNATION

OF CLASSES

Pursuant to Sections 6.10 and 9.3 of the Amended and Restated Declaration of Trust dated June 29, 2005, as amended (the “Declaration”), of MFS Series Trust XII, a business trust organized under the laws of The Commonwealth of Massachusetts (the “Trust”), the undersigned Trustees of the Trust, being a majority of the Trustees of the Trust, do hereby divide the shares of each of MFS Lifetime Income Fund, MFS Lifetime 2020 Fund, MFS Lifetime 2025 Fund, MFS Lifetime 2030 Fund, MFS Lifetime 2035 Fund, MFS Lifetime 2040 Fund, MFS Lifetime 2045 Fund, MFS Lifetime 2050 Fund, and MFS Lifetime 2055 Fund, (each, a “Fund”), each a series of the Trust, to create an additional class of shares of each Fund, within the meaning of Section 6.10, as follows:

1.              The additional class of Shares is designated “Class R5 Shares”;

2.              Class R5 Shares shall be entitled to all the rights and preferences accorded to shares under the Declaration;

3.              The purchase price of Class R5 Shares, the method of determination of the net asset value of Class R5 Shares, the price, terms and manner of redemption of Class R5 Shares, any conversion feature of Class R5  Shares, and relative dividend rights of holders of Class R5 Shares shall be established by the Trustees of the Trust in accordance with the Declaration and shall be set forth in the current prospectus and statement of additional information of the Trust or any series thereof, as amended from time to time, contained in the Trust’s registration statement under the Securities Act of 1933, as amended;

4.              All shares shall vote together as a single class except that shares of a class may vote separately on matters affecting only that class and shares of a class not affected by a matter will not vote on that matter; and

5.              A class of shares of any series of the Trust may be terminated by the Trustees by written notice to the Shareholders of the class.

Pursuant to Section 6.11 of the Declaration, this instrument shall be effective upon the execution by a majority of the Trustees of the Trust.

IN WITNESS WHEREOF, a majority of the Trustees of the Trust have executed this amendment, in one or more counterparts, all constituting a single instrument, as an instrument under seal in The Commonwealth of Massachusetts, as of June 17, 2016 and further certify, as provided by the provisions of Section 9.3(c) of the Declaration, that this amendment was duly adopted by the undersigned in accordance with Section 9.3(a) of the Declaration.

STEVEN E. BULLER	JOHN P. KAVANAUGH
Steven E. Buller c/o MFS Investment Management 111 Huntington Avenue Boston, MA 02199	John P. Kavanaugh c/o MFS Investment Management 111 Huntington Avenue Boston, MA 02199

ROBERT E. BUTLER	ROBERT J. MANNING
Robert E. Butler c/o MFS Investment Management 111 Huntington Avenue Boston, MA 02199	Robert J. Manning MFS Investment Management 111 Huntington Avenue Boston, MA 02199

MAUREEN R. GOLDFARB	MARYANNE L. ROEPKE
Maureen R. Goldfarb c/o MFS Investment Management 111 Huntington Avenue Boston, MA 02199	Maryanne L. Roepke c/o MFS Investment Management 111 Huntington Avenue Boston, MA 02199

DAVID H. GUNNING	ROBIN A. STELMACH
David H. Gunning c/o MFS Investment Management 111 Huntington Avenue Boston, MA 02199	Robin A. Stelmach MFS Investment Management 111 Huntington Avenue Boston, MA 02199

WILLIAM R. GUTOW	LAURIE J. THOMSEN
William R. Gutow c/o MFS Investment Management 111 Huntington Avenue Boston, MA 02199	Laurie J. Thomsen c/o MFS Investment Management 111 Huntington Avenue Boston, MA 02199

MICHAEL HEGARTY	ROBERT W. UEK
Michael Hegarty c/o MFS Investment Management 111 Huntington Avenue Boston, MA 02199	Robert W. Uek c/o MFS Investment Management 111 Huntington Avenue Boston, MA 02199